                                                                  Exhibit T3E-2

                        UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF OHIO
                               WESTERN DIVISION

In re:                                                         ) Chapter 11
                                                               )

  CHIQUITA BRANDS INTERNATIONAL, INC.,                         ) Case No. 01-18812
                                                               )
              Debtor.                                          )
                                                               )

--------------------------------------------------------------------------------

  FIRST AMENDED PLAN OF REORGANIZATION OF CHIQUITA BRANDS INTERNATIONAL, INC.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

--------------------------------------------------------------------------------

              James H.M. Sprayregen     Kim Martin Lewis
              Matthew N. Kleiman        DINSMORE & SHOHL LLP
              KIRKLAND & ELLIS          1900 Chemed Center
              200 East Randolph Drive   255 East Fifth Street
              Chicago, Illinois 60601   Cincinnati, Ohio 45202
              (312) 861-2000            (513) 977-8200

              Co-Counsel for Chiquita Brands International, Inc.

Dated: January 18, 2002



                              Exhibit A -- First Amended Plan of Reorganization

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I.  DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND
    GOVERNING LAW.............................................................................   1
   A.  Rules of Interpretation, Computation of Time and Governing Law.........................   1
   B.  Defined Terms..........................................................................   1

ARTICLE II.  ADMINISTRATIVE AND PRIORITY TAX CLAIMS...........................................   9
   A.  Administrative Claims..................................................................   9
   B.  Priority Tax Claims....................................................................  10

ARTICLE III.  CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY
    INTERESTS.................................................................................  10
   A.  Summary................................................................................  10
   B.  Classification and Treatment...........................................................  10
   C.  Special Provision Governing Unimpaired Claims..........................................  15

ARTICLE IV.  ACCEPTANCE OR REJECTION OF THE PLAN..............................................  15
   A.  Voting Classes.........................................................................  15
   B.  Acceptance by Impaired Classes.........................................................  15
   C.  Presumed Acceptance of Plan............................................................  15
   D.  Presumed Rejection of Plan.............................................................  15
   E.  Non-Consensual Confirmation............................................................  16

ARTICLE V.  MEANS FOR IMPLEMENTATION OF THE PLAN..............................................  16
   A.  Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor..........  16
   B.  Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options.....  16
   C.  Issuance of New Securities; Execution of Related Documents.............................  17
   D.  Corporate Governance, Directors and Officers, and Corporate Action.....................  17
   E.  Sources of Cash for Plan Distribution..................................................  18

ARTICLE VI.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................  18
   A.  Assumption of Executory Contracts and Unexpired Leases.................................  18
   B.  Claims Based on Rejection of Executory Contracts or Unexpired Leases...................  18
   C.  Cure of Defaults for Executory Contracts and Unexpired Leases Assumed..................  19
   D.  Indemnification of Directors, Officers and Employees...................................  19
   E.  Compensation and Benefit Programs......................................................  19

ARTICLE VII.  PROVISIONS GOVERNING DISTRIBUTIONS..............................................  19
   A.  Distributions for Claims and Equity Interests Allowed as of the Effective Date.........  19
   B.  Distributions by the Reorganized Debtor; Distributions with Respect to Debt Securities.  20
   C.  Delivery and Distributions and Undeliverable or Unclaimed Distributions................  20
   D.  Distribution Record Date...............................................................  21
   E.  Timing and Calculation of Amounts to be Distributed....................................  21
   F.  Minimum Distribution...................................................................  21
   G.  Setoffs................................................................................  22
   H.  Surrender of Canceled Instruments or Securities........................................  22
   I.  Lost, Stolen, Mutilated or Destroyed Debt Securities...................................  23

ARTICLE VIII.  PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT AND
    UNLIQUIDATED CLAIMS OR EQUITY INTERESTS...................................................  23
   A.  Resolution of Disputed Claims..........................................................  23
   B.  Allowance of Claims and Equity Interests...............................................  24
   C.  Controversy Concerning Impairment......................................................  24


                              Exhibit A -- First Amended Plan of Reorganization

                                                                            Page
                                                                            ----
ARTICLE IX.  CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF
    THE PLAN...............................................................  24
   A.  Condition Precedent to Confirmation.................................  24
   B.  Conditions Precedent to Consummation................................  25
   C.  Waiver of Conditions................................................  26
   D.  Effect of Non-occurrence of Conditions to Consummation..............  26

ARTICLE X.  RELEASE, INJUNCTIVE AND RELATED PROVISIONS.....................  26
   A.  Subordination.......................................................  26
   B.  Limited Releases by Debtor..........................................  26
   C.  Limited Releases by Holders of Claims or Equity Interests...........  27
   D.  Exculpation.........................................................  27
   E.  Preservation of Rights of Action....................................  27
   F.  Discharge of Claims and Termination of Equity Interests.............  27
   G.  Injunction..........................................................  28

ARTICLE XI.  RETENTION OF JURISDICTION.....................................  28

ARTICLE XII.  MISCELLANEOUS PROVISIONS.....................................  29
   A.  Effectuating Documents, Further Transactions and Corporation Action.  29
   B.  Dissolution of Committee(s).........................................  29
   C.  Payment of Statutory Fees...........................................  29
   D.  Modification of Plan................................................  29
   E.  Revocation of Plan..................................................  30
   F.  Successors and Assigns..............................................  30
   G.  Reservation of Rights...............................................  30
   H.  Section 1146 Exemption..............................................  30
   I.  Further Assurances..................................................  30
   J.  Service of Documents................................................  30
   K.  Filing of Additional Documents......................................  31



Exhibit A -- First Amended Plan of Reorganization

--------------------------------------------------------------------------------
PLAN OF REORGANIZATION OF CHIQUITA BRANDS INTERNATIONAL, INC. UNDER CHAPTER 11
                            OF THE BANKRUPTCY CODE
--------------------------------------------------------------------------------
   Pursuant to Title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq., Chiquita Brands International, Inc., debtor and debtor-in-possession in the above-captioned and numbered case, hereby respectfully proposes the following Plan of Reorganization under Chapter 11 of the Bankruptcy Code:

                                  ARTICLE I.

 DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

A.  Rules of Interpretation, Computation of Time and Governing Law

   1. For purposes herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference herein to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references herein to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits hereof or hereto;
(e) the words ''herein,'' "hereof" and ''hereto'' refer to the Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

   2. In computing any period of time prescribed or allowed hereby, the provisions of Bankruptcy Rule 9006(a) shall apply.

   3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

B.  Defined Terms

   Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

   1. "2002 Stock Option Plan" means the plan pursuant to which Reorganized Debtor will be authorized to issue options exercisable for up to an aggregate of 5,925,926 shares of New Common Stock as awards to the Reorganized Debtor's management.

   2. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28 United States Code, 28 U.S.C.
(S)(S) 1911-1930.


                              Exhibit A -- First Amended Plan of Reorganization

   3. "Allowed" means, with respect to any Claim or Equity Interest, except as otherwise provided herein: (a) a Claim or Equity Interest that has been scheduled by Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which Debtor or other party in interest has not Filed an objection by the Claims Objection Bar Date; (b) a Claim or Equity Interest that either is not a Disputed Claim or Equity Interest or has been allowed by a Final Order; (c) a Claim or Equity Interest that is allowed:
(i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with Debtor of amount and nature of Claim or Equity Interest executed on or after the Confirmation Date; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim or Equity Interest relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or Equity Interest or (ii) has been allowed by a Final Order, in either case only if a proof of Claim or Equity Interest has been Filed by the Claims Objection Bar Date or has otherwise been deemed timely Filed under applicable law; or (e) a Claim or Equity Interest that is allowed pursuant to the terms hereof.

   4.  "Allowed Claim" means an Allowed Claim in the particular Class described.

   5. "Allowed Interest" means an Allowed Equity Interest in a particular Class described.

   6. "Asset Sale" shall mean the sale of all or substantially all of the assets of the Reorganized Debtor (other than to a direct or indirect subsidiary of Debtor).

   7. "Ballots" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Interests entitled to vote shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

   8. "Bankruptcy Code" means Title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of Title 11 of the United States Code, and applicable portions of Titles 18 and 28 of the United States Code.

   9. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of Title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

   10. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, promulgated under 28 U.S.C. (S) 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

   11. "Bear Stearns BB Index Spread" means, as used herein, the spread over comparable maturity U.S. Treasury securities of BB rated high yield debt securities as measured in the Bear Stearns Relative Value Analysis (Global High Yield Research) as of the most recent report prior to the Effective Date. However, to the extent that the Bear Stearns BB Index Spread has increased or decreased by more than 100 basis points (i.e., 1.0%) from the immediately prior weekly report, the spread used in the New Note Interest Rate will be the average of the Bear Stearns BB Index Spread for the four-week period prior to the Effective Date.

   12. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

   13. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

   14.  "Cash" means cash and cash equivalents.

Exhibit A -- First Amended Plan of Reorganization

   15. "Cause of Action" means any cause of action or Claim of any person or entity against Debtor or any other party (i) not specifically released hereby or (ii) in respect of any act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

   16.  "CBI" means Chiquita Brands, Inc., a wholly-owned subsidiary of Debtor.

   17. "Chapter 11 Case" means the chapter 11 bankruptcy proceeding filed by Debtor on November 28, 2001, in the United States Bankruptcy Court for the Southern District of Ohio.

   18.  "Claim" means a claim (as defined in section 101(5) of the Bankruptcy
Code) against Debtor, including, but limited to: (a) any right to payment from Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

   19.  "Claim Holder" or "Claimant" means the Holder of a Claim.

   20. "Claims Objection Bar Date" means the bar date, to the extent set, for Filing of proofs of claim with respect to executory contracts and unexpired leases which are rejected pursuant to this Plan or otherwise pursuant to section 365 of the Bankruptcy Code which shall be 120 days after the Effective Date.

   21. "Class" means a category of Holders of Claims or Equity Interests as set forth in Article III herein.

   22.  "Clearstream" means Clearstream international, societe anonyme.

   23. "COC Agreement" means any of those certain severance agreements which Debtor entered into with a number of key executives pursuant to which such executives are entitled to certain benefits in the event they are involuntarily terminated without "cause" or resign for "good reason" within three years after a "change of control" of Debtor.

   24. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, if any.

   25. "Confirmation" means the entry of the Confirmation Order, subject to all conditions specified in Article IX herein having been (i) satisfied or (ii) waived pursuant to Article IX herein.

   26. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

   27. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

   28.  "Consummation" means the occurrence of the Effective Date.

   29.  "Creditor" means any Holder of a Claim.

   30. "Creditors Committee" means a statutory official creditors committee appointed in the Chapter 11 Case which is comprised in whole or in part of any Holders of Old Senior Note Claims, Old Subordinated Note Claims, or either of the Old Note Trustees.

   31. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of Debtor and its subsidiaries, in each case in their capacity as such.

                              Exhibit A -- First Amended Plan of Reorganization

   32. "Debtor" means Chiquita Brands International, Inc., as debtor in the Chapter 11 Case.

   33. "Debtor in Possession" means Chiquita Brands International, Inc., as debtor in possession in the Chapter 11 Case.

   34. "Disclosure Statement" means the First Amended Disclosure Statement for Plan of Reorganization of Chiquita Brands International, Inc. under Chapter 11 of the Bankruptcy Code dated January 18, 2002, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

   35. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; (b) as to which Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or (c) is otherwise disputed by Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

   36. "Distribution Record Date" means the date for determining, in the case of registered securities, which Holders of Claims and Equity Interests are eligible to receive distributions hereunder, and shall be the Confirmation Date.

   37.  "DTC" means The Depository Trust Company.

   38. "Effective Date" means the date selected by Debtor which is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in Article IV herein have been
(i) satisfied or (ii) waived pursuant to Section IX.C.

   39. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

   40. "Equity Interest" means any equity interest of Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Old Common Stock and the Old Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

   41. "Estate" means the estate of Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

   42.  "Euroclear" means Euroclear Bank.

   43. "Exchange Agent" means American Security Transfer Company, Limited Partnership, d/b/a Securities Transfer Company, One East Fourth Street, 12/th/ Floor, Room 1201, Cincinnati, Ohio 45202.

   44. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Case.

   45.  "Final Decree" means the decree contemplated under Bankruptcy Rule 3022.

   46. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

Exhibit A -- First Amended Plan of Reorganization

   47. "General Unsecured Claims" means any unsecured Claim against Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Subclass 4A Claim, Subclass 4B Claim or Class 7 Other Securities Claim.

   48. "Holder" and collectively, "Holders" mean a Person or Entity holding an Equity Interest or Claim, including a holder or the Old Senior Notes, the Old Subordinated Notes, the Old Preferred Stock or the Old Common Stock, and with respect to a vote on the Plan or the Subclass 4B Supplemental Distribution, means the Beneficial Holder as of the Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

   49. "Houlihan" means Houlihan Lokey Howard & Zukin of New York, New York, the Senior Noteholder Committee's financial advisor.

   50. "Impaired" means with respect to any Class of Claims or Equity Interests, which Claims or Equity Interests will not be paid in full upon the effectiveness of this Plan or will be changed by the reorganization effectuated hereby.

   51.  "Impaired Claim" means a Claim classified in an Impaired Class.

   52.  "Impaired Class" means each of Classes 4, 5, 6 and 7 as set forth in
Article III herein.

   53. "Lindner" means Carl H. Lindner, the current Chairman of the Board of Debtor.

   54. "Lock Up Agreement" means that certain agreement executed on November 9, 2001, between Debtor and members of the Prepetition Noteholder Committees, a copy of the form of which is attached to the Disclosure Statement as Exhibit F.

   55. "Luxembourg Agent" means BNP Paribas Luxembourg, 10A Boulevard Royal, L2093 Luxembourg.

   56. "Management Incentive Shares" means that certain equity incentive program (the terms of which shall be filed on or before the Confirmation Date), pursuant to which Lindner shall receive or have the right to receive 800,000 shares of New Common Stock (i.e., 2.0% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options) and Warshaw, and such other key employees of Debtor or its subsidiaries as Warshaw may designate prior to the Effective Date, will receive or have the right to receive an aggregate 200,000 shares of New Common Stock (i.e., 0.5% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options).

   57. "Management Options" means those certain options to be issued to Debtor's management on or after the Effective Date for the purchase of shares of New Common Stock pursuant to the 2002 Stock Option Plan.

   58. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Interests shall indicate their acceptance or rejection of the Plan in accordance with the Voting Instructions.

   59. "Merger" means the merger of the Reorganized Debtor (whether or not the Reorganized Debtor is the surviving entity) in which the securities of the Reorganized Debtor outstanding immediately prior to such merger do not represent at least 50% of the combined voting power of the securities of Reorganized Debtor, or the surviving or acquiring entity or any parent thereof, outstanding immediately after such merger.

   60. "New Common Stock" means the 150,000,000 shares of Reorganized Debtor's common stock, par value $.01 per share, to be authorized pursuant to the Third Restated Certificate of Incorporation of which up to 40,000,000 shares shall be initially issued pursuant hereto and an aggregate of up to 59,259,259 shares shall be issued pursuant hereto.

                              Exhibit A -- First Amended Plan of Reorganization

   61. "New Note Indenture" means that certain indenture to be entered into between Reorganized Debtor and the New Note Trustee required to be executed in accordance with the Plan, the form of which will be filed on or before the Confirmation Date.

   62. "New Note Interest Rate" means the interest rate fixed at the Effective Date equal to the sum of: (i) the yield for actively traded U.S. Treasury securities having a maturity closest to seven years as of the day prior to the Effective Date, (ii) the Bear Stearns BB Index Spread and (iii) 100 basis points (i.e., 1.0%).

   63. "New Notes" means those certain notes to be issued as a series of senior notes with an aggregate principal amount of $250,000,000 under and with the terms specified in the New Notes Indenture bearing interest at the Senior
Note Interest Rate.

   64.  "New Notes Trustee" means the trustee for the New Notes under the New
Note Indenture, as required by the Plan and the Trust Indenture Act.

   65. "New Warrants" means those certain warrants exercisable for 13,333,333 shares of the New Common Stock expiring 7 years after the Effective Date.

   66. "Nominee" means any Beneficial Holder whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee.

   67. "Noteholder Releasees" means the members of the Prepetition Noteholder Committees, together with their officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives in each case in their capacity as such.

   68. "Old Common Stock" means all of the issued and outstanding shares of Debtor's common stock, $.01 par value per share.

   69. "Old Master Senior Note Indenture" means that certain Indenture dated as of June 15, 1994, by and between Debtor and the Old Senior Note Trustee.

   70. "Old Note Indentures" means the Old Senior Note Indentures and the Old Subordinated Note Indenture.

   71. "Old Note Trustees" means the Old Senior Note Trustee and the Old Subordinated Note Trustee.

   72.  "Old Notes" means the Old Senior Notes and the Old Subordinated Notes.

   73.  "Old Preferred Stock" means all of the issued and outstanding shares of
Debtor's: (i) Old Series A Preferred Stock, (ii) Old Series B Preferred Stock and (iii) Old Series C Preferred Stock.

   74. "Old Senior Note Indentures" means the Old Master Senior Note Indenture and the Old 9 5/8% Senior Note Indenture.

   75.  "Old Senior Note Trustee" means The Fifth Third Bank.

   76. "Old 9 5/8% Senior Notes" means Debtor's 9 5/8% Senior Notes due 2004 issued pursuant to the Old 9 5/8% Senior Note Indenture.

   77. "Old 9 1/8% Senior Notes" means Debtor's 9 1/8% Senior Notes due 2004 issued pursuant to the Old Master Senior Note Indenture.

Exhibit A -- First Amended Plan of Reorganization

   78. "Old 9 5/8% Senior Note Indenture" means that certain Indenture dated as of November 30, 1991, by and between Debtor and the Old Senior Note Trustee.

   79. "Old 101/4% Senior Notes" means Debtor's 101/4% Senior Notes due 2006 issued pursuant to the Old Master Senior Note Indenture.

   80. "Old 10% Senior Notes" means Debtor's 10% Senior Notes due 2009 issued pursuant to the Old Master Senior Note Indenture.

   81. "Old Senior Notes" means the (i) Old 9 5/8% Senior Notes; (ii) Old 9 1/8% Senior Notes; (iii) Old 101/4% Senior Notes; and (iv) Old 10% Senior Notes.

   82. "Old Series A Preferred Stock" means all of the rights under and interests in Debtor's $2.875 Non-Voting Cumulative Preferred Stock, Series A.

   83. "Old Series B Preferred Stock" means all of the rights under and interests in Debtor's $3.75 Convertible Preferred Stock, Series B.

   84. "Old Series C Preferred Stock" means all of the rights under and interests in Debtor's $2.50 Convertible Preference Stock, Series C.

   85.  "Old Stock" means the Old Preferred Stock and the Old Common Stock.

   86. "Old Subordinated Note Indenture" means that certain Indenture dated as of March 28, 1991, by and between Debtor and the Old Subordinated Note Trustee.

   87. "Old Subordinated Note Trustee" means JP Morgan Chase Bank, as successor in interest to Manufacturers Hanover Trust Company.

   88. "Old Subordinated Notes" means Debtor's 7% Convertible Subordinated Debentures due 2001 pursuant to the Old Subordinated Indenture.

   89. "Other Priority Claims" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

   90. "Other Securities Claims" means (a) any Equity Interest of Debtor (other than Old Preferred Stock or Old Common Stock), including, but not limited to, any warrants, options, conversion privileges or contract rights to purchase or acquire any equity securities of Debtor at any time, and (b) any Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, currently existing or hereafter arising, in law, equity or otherwise arising from rescission of a purchase or sale of a security of Debtor (including the Old Notes, Old Preferred Stock and Old Common Stock), for damages arising from the purchase, sale or holding of such securities, or for reimbursement, indemnification (except as set forth in Section VI.D. herein) or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

   91. "Participating Nominee" means an institutional Nominee that deposits Old Subordinated Notes with Euroclear or Clearstream.

   92. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

   93. "Petition Date" means the date on which Debtor filed its petition for relief commencing the Chapter 11 Case.

                              Exhibit A -- First Amended Plan of Reorganization

   94. "Plan" means this Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

   95. "Prepetition Noteholder Committees" means the Prepetition Senior Noteholder Committee and the Prepetition Subordinated Noteholder Committee.

   96. "Prepetition Senior Noteholder Committee" means the ad hoc committee of those certain Holders of the Old Senior Notes that executed the Lock Up Agreement.

   97. "Prepetition Subordinated Noteholder Committee" means the ad hoc committee of those certain Holders of the Old Subordinated Notes that executed the Lock Up Agreement.

   98. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

   99. "Professional", or collectively "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

   100.  "Record Date" means January 8, 2002.

   101. "Registration Rights Agreement" means those certain registration rights agreements as required to be executed in accordance with the Plan, the forms of which shall be Filed prior to the Confirmation Date.

   102. "Reorganized Debtor" means Debtor and Debtor in Possession, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

   103. "Restated By-laws" means the restated by-laws of the Reorganized Debtor the form of which shall be Filed on or before the Confirmation Date.

   104. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires Debtor to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

   105. "Secured Claim" means (a) a Claim that is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

   106. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended, or any similar federal, state or local law.

   107. "Stock Sale" shall mean the sale of, and/or consummation of a tender offer resulting in the purchase of, substantially all of the New Common Stock of the Reorganized Debtor.

   108. "Subclass 4B Equity Purchase" means the one-time right of certain Holders of Allowed Subclass 4B Claims to purchase for cash a pro rata share of 2,306,644 shares of New Common Stock (i.e., 5.77% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options), at a price of $17.85 per share (subject to an aggregate minimum purchase requirement of $500,000 by the Holders of Subclass 4B Claims) on the terms and conditions set forth in Article III herein.

Exhibit A -- First Amended Plan of Reorganization

   109. "Subclass 4B Note Election" means the right of certain Holders of Allowed Subclass 4B Claims to receive its share of $10 million in New Notes (which New Notes would otherwise be distributed to Subclass 4A and subject to an aggregate minimum subscription requirement of $500,000 principal amount of New Notes), in lieu of receiving all or a portion of such Holder's share of the New Common Stock allocated to Subclass 4B on the terms and conditions set forth in Article III herein.

   110. "Subclass 4B Supplemental Distribution" means the one-time distribution, if any, from the Reorganized Debtor in an amount set forth in
Section III.B. herein upon (a) a Stock Sale, (b) a Merger or (c) an Asset Sale, in each case occurring prior to the third anniversary of the Effective Date hereof payable upon or promptly following the consummation of such transaction.

   111. "Third Restated Certificate of Incorporation" means that certain Third Restated Certificate of Incorporation of the Reorganized Debtor which, pursuant hereto, is to be filed with the Secretary of State of the State of New Jersey in accordance with Section 14A:9-1 of the New Jersey Business Corporation Act, the form of which shall be Filed on or before the Confirmation Date.

   112.  "Trust Indenture Act" means the Trust Indenture Act of 1939, 15 U.S.C.
section 77aaa, as now in effect or hereafter amended.

   113.  "Unimpaired Claims" means Claims in an Unimpaired Class.

   114.  "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

   115. "Unsecured Claim" means any Claim against Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim or an Other Securities Claim.

   116. "Voting Deadline" means the date stated in the Voting Instructions by which all Ballots must be received.

   117. "Voting Instructions" mean the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled "SOLICITATION; VOTING PROCEDURES" and in the Ballots and the Master Ballots.

   118.  "Waiver Condition" means the occurrence of either of the following:
(i) the five new directors to be appointed to Reorganized Debtor's board of directors have been approved by at least two-thirds of the members of Debtor's Board of Directors as of November 15, 2000 so as to avoid such appointment giving rise to a "change of control", or (ii) in the case of each COC Agreement, the executive counterparty to such COC Agreement consents to the modification of his or her COC Agreement to provide that the appointment of the five new directors under the Plan does not constitute a "change of control" of Debtor.

   119. "Warrant Agreement" means that certain warrant agreement pursuant to which the New Warrants will be issued as required to be executed in accordance with the Plan, the form of which shall be Filed on or before the Confirmation Date.

   120. "Warshaw" means Steven G. Warshaw, the current President and Chief Executive Officer of Debtor.

                                  ARTICLE II.

                    ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.  Administrative Claims

   Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash (i) on the Effective Date,
(ii) or if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed, or (iii) upon such other terms as may be agreed upon by such Holder and Reorganized Debtor or otherwise upon an order of the Bankruptcy Court; provided that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by Debtor pursuant hereto will be assumed on the Effective Date and paid or performed by Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

                              Exhibit A -- First Amended Plan of Reorganization

B.  Priority Tax Claims

   On the Effective Date or as soon as practicable thereafter, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid, at the option of Debtor, (a) Cash in an amount equal to the amount of such Allowed Claim, or (b) Cash over a six-year period from the date of assessment as provided in section 1129(a)(9)(C) of the Bankruptcy Code, with interest payable at a rate of 81/4% per annum or such other rate as may be required by the Bankruptcy Code. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (x) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Case had not been commenced, (y) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Case had not been commenced, and (z) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

                                 ARTICLE III.

                         CLASSIFICATION AND TREATMENT
                   OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.  Summary

   The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

                   Class                      Status          Voting Rights
                   -----                    ----------     --------------------
 Class 1 --  Other Priority Claims          Unimpaired --  not entitled to vote
 Class 2 --  Secured Claims                 Unimpaired --  not entitled to vote
 Class 3 --  General Unsecured Claims       Unimpaired --  not entitled to vote
 Class 4     Old Senior Note Claims and Old Impaired   --  entitled to vote
         --  Subordinated Note Claims
 Class 5 --  Old Preferred Stock            Impaired   --  entitled to vote
 Class 6 --  Old Common Stock               Impaired   --  entitled to vote
 Class 7 --  Other Securities Claims        Impaired   --  not entitled to vote

B.  Classification and Treatment

    1. Class 1--Other Priority Claims

      (a)  Classification: Class 1 consists of all Other Priority Claims.

      (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of Debtor:

          (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

Exhibit A -- First Amended Plan of Reorganization

          (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor on the Effective Date, or (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   Any default with respect to any Class 1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

      (c) Voting: Class 1 is not impaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

    2. Class 2--Secured Claims

      (a) Classification: Class 2 consists of all Secured Claims. For purposes of voting and distribution, each Holder of a Secured Claim shall be deemed to be classified in a separate subclass of Class 2.

      (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 2 Claim shall receive one of the following alternative treatments, at the election of Debtor:

          (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

          (ii) Debtor shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Debtor or the Reorganized Debtor; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   Any default with respect to any Class 2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

      (c) Voting: Class 2 is not impaired and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

    3. Class 3--General Unsecured Claims

      (a)  Classification: Class 3 consists of all General Unsecured Claims.

      (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of Debtor:

          (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

          (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor on the Effective Date, or (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   Any default with respect to any Class 3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                              Exhibit A -- First Amended Plan of Reorganization

      (c) Voting: Class 3 is not impaired and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

    4. Class 4--Old Notes Claims

      (a) Classification: Class 4 consists of the Claims of Holders of Old Senior Notes or Old Subordinated Notes. For distribution purposes only, Class 4 is divided into (a) Subclass 4A (consisting of any Claim for principal or interest through the Petition Date under the Old Senior Notes), and (b) Subclass 4B (consisting of any Claim for principal or interest under the Old Subordinated Notes). Class 4 does not include any claims arising from the purchase or sale of the Old Senior Notes or the Old Subordinated Notes, for rescission of any purchase, or for damages arising from the purchase or sale, of the Old Senior Notes or the Old Subordinated Notes, or any other Claim related to the Old Senior Notes or the Old Subordinated Notes other than a Claim for principal and interest thereon.

      (b)  Treatment:

      Subclass 4A Distribution. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Senior Note Claim shall receive, in full and final satisfaction of such Claim, a distribution of its pro rata share of $250 million aggregate principal amount of New Notes and its pro rata share of 35,100,000 shares of New Common Stock, representing 87.75% of the New Common Stock to be issued pursuant hereto (subject to dilution by exercise of the New Warrants and the Management Options). The aggregate principal amount of New Notes and shares of New Common Stock to be received by Subclass 4A is subject to adjustment by the Subclass 4B Note Election and Subclass 4B Equity Purchase described below.

      Subclass 4B Distribution. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Subordinated Note Claim shall receive in full and final satisfaction of such Claim its pro rata share of 3,100,000 shares of New Common Stock, representing 7.75% of the New Common Stock to be issued pursuant hereto (subject to dilution by exercise of the New Warrants and the Management Options):

      Subclass 4B Note Election. In lieu of receiving all or a portion of such Holder's share of the New Common Stock allocated to Subclass 4B, except as otherwise provided herein, each Holder of an Allowed Subclass 4B Claim shall have the right as exercisable pursuant to the Ballot for such Holder to receive a share of $10 million in New Notes, subject to an aggregate minimum subscription requirement of $500,000 principal amount of New Notes. Each Holder electing to receive all or any of its respective share of New Notes shall receive $1,000 principal amount of New Notes for each lot of 101.14 shares of New Common Stock such Holder elects not to receive. If more than $10 million in New Notes are subscribed for pursuant to the foregoing, each electing Holder will be entitled to receive an amount of New Notes in lieu of New Common Stock equal to (1) $10 million, multiplied by (2) a fraction,
   (a) the numerator of which is the amount of Subclass 4B Claims held by such Holder in respect of which such Holder has elected to receive New Notes and
   (b) the denominator of which is the aggregate amount of Subclass 4B Claims in respect of which Holders have elected to receive New Notes; provided that Reorganized Debtor shall not be obligated in any event to issue New Notes other than in denominations of $1,000 or integral multiples thereof. If Holders of Allowed Subclass 4B Claims elect to receive any New Notes pursuant to the Subclass 4B Note Election, the principal amount of New Notes to be received by Holders of Allowed Subclass 4A Claims shall be reduced on a pro rata basis by such amount, and the New Common Stock to be received by Holders of Allowed Subclass 4A Claims shall be increased on a pro rata basis by the amount of New Common Stock forsaken by Holders of Subclass 4B Claims in lieu of New Notes.

      Limitation on Exercise of Subclass 4B Note Election. Any Holder of Subclass 4B Claims who is not a resident of the United States will be required to represent, to the satisfaction of Debtor in its sole discretion, that it satisfies certain qualifications in order to be permitted to participate in the Subclass 4B Note Election.

Exhibit A -- First Amended Plan of Reorganization

      Subclass 4B Equity Purchase. At the time of voting on the Plan, except as otherwise provided herein, each Holder of an Allowed Subclass 4B Claim shall also have the right to purchase for Cash its pro rata share of 2,306,644 shares of New Common Stock (i.e., 5.77% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options), at a price of $17.85 per share (subject to an aggregate minimum purchase requirement of $500,000 by the Holders of Subclass 4B Claims). To the extent any Holders of Allowed Subclass 4B Claims elect to purchase any of such New Common Stock, (1) an amount equal to the cash proceeds received by Debtor in consideration for such New Common Stock shall be distributed to the Holders of Allowed Subclass 4A Claims on a pro rata basis on the Effective Date or as soon thereafter as practicable and (2) the amount of New Common Stock to be received by Allowed Subclass 4A Claims shall be reduced on a pro rata basis by the number of shares of the Subclass 4B Equity Purchase.

      Limitation on Exercise of Subclass 4B Equity Purchase. Any Holder of Subclass 4B Claims who is not a resident of the United States shall not be permitted to participate in the Subclass 4B Equity Purchase (unless it can demonstrate an exemption from applicable local securities laws).

      Subclass 4B Supplemental Distribution. Upon (a) a Stock Sale, (b) a Merger or (c) an Asset Sale, in each case prior to the third anniversary of the Effective Date hereof, each Holder of an Allowed Subclass 4B Claim will be entitled to its pro rata share of the Subclass 4B Supplemental Distribution from Reorganized Debtor upon the consummation of such transaction. The consideration to be paid pursuant to the Subclass 4B Supplemental Distribution, if any, shall be determined as follows:

Supplemental Distribution Purchase Price Per Share     Implied Total Enterprise Value
------------------------- ------------------------     ------------------------------
    (non-cumulative)
-----------------------------------------------------------------------------------------
           $0                 less than $17.64            less than $1.45 billion
-----------------------------------------------------------------------------------------
       $15 million             $17.64--$19.61      greater than or equal to $1.45 billion
                                                        but less than $1.55 billion
-----------------------------------------------------------------------------------------
       $20 million             $19.62--$21.57      greater than or equal to $1.55 billion
                                                        but less than $1.65 billion
-----------------------------------------------------------------------------------------
       $25 million             $21.58--$23.52      greater than or equal to $1.65 billion
                                                        but less than $1.75 billion
-----------------------------------------------------------------------------------------
       $30 million           $23.53 and greater          $1.75 billion and greater

      The "Purchase Price Per Share" (as adjusted for stock splits, stock dividends, reverse stock splits and the like) shall be used to determine the amount of the Subclass 4B Supplemental Distribution in the case of a Stock Sale or Merger. The "Implied Total Enterprise Value" shall be used to determine the amount of the Subclass 4B Supplemental Distribution in the case of an Asset Sale. The Subclass 4B Supplemental Distribution shall be paid in the same form, whether cash, stock or other securities, as the consideration received by the Holders of the New Common Stock (in the case of a Stock Sale or Merger) or by Reorganized Debtor (in the case of an Asset
   Sale). The right of a Holder of a Subclass 4B Claim to receive its proportionate share of the Subclass 4B Supplemental Distribution shall not be assignable or transferable, other than by the laws of descent and distribution. Holders of Allowed Subclass 4B Claims who hold Old Subordinated Notes in bearer form will be required to provide certain identifying information at the Effective Date, to the satisfaction of Debtor in its sole discretion, in order to be eligible to participate in the Subclass 4B Supplemental Distribution.

      Limitation on Subclass 4B Supplemental Distribution. Any Holder of Subclass 4B Claims who is not a resident of the United States will be required to provide certain identifying information to Debtor as set forth in the applicable Ballot in order to be permitted to participate in the Subclass 4B Supplemental Distribution.

      Each Class 4 Claim shall be Allowed in the amount of the outstanding principal amount of such Class 4 Claim, plus simple interest accrued on the principal through the Petition Date. In the aggregate, Subclass 4A Claims are Allowed in the amount of $863.5 million and Subclass 4B Claims are Allowed in the amount of $95.9 million.

                              Exhibit A -- First Amended Plan of Reorganization

      (c) Voting: Class 4 is impaired and the Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

    5. Class 5--Old Preferred Stock

      (a) Classification: Class 5 consists of all Old Preferred Stock. Class 5 does not include Other Securities Claims.

      (b) Treatment: If Class 5 accepts the Plan, on the Effective Date or as soon as practicable thereafter:

          (i) Each Holder of an Allowed Old Series A Preferred Stock Equity Interest shall receive in full and final satisfaction of such Equity Interests, a distribution of its pro rata share of (i) 124,742 shares of New Common Stock, representing .312% of the New Common Stock to be issued pursuant hereto (subject to dilution by the New Warrants and the Management Options), and (ii) 2,079,039 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.898% of the New Common Stock to be issued pursuant hereto (subject to dilution by the Management Options);

          (ii) Each Holder of an Allowed Old Series B Preferred Stock Equity Interest shall receive in full and final satisfaction of such Equity Interests, a distribution of its pro rata share of (i) 111,342 shares of New Common Stock, representing .278% of the New Common Stock to be issued pursuant hereto (subject to dilution by the New Warrants and the Management Options), and (ii) 1,855,693 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.479% of the New Common Stock to be issued pursuant hereto (subject to dilution by the Management Options); and
          (iii) Each Holder of Allowed Old Series C Preferred Stock shall receive in full and final satisfaction of such Equity Interests, a distribution of its pro rata share of (i) 5,665 shares of New Common Stock, representing .014% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the New Warrants and the Management Options), and (ii) 94,420 New Warrants exercisable into an equal number of shares of New Common Stock, representing .177% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the Management Options).

      The proposed treatment of Class 5 is subject to adjustment in the event that Class 5 and/or Class 6 rejects the Plan, as set forth in Section IV.E. below.

      Each Class 5 Equity Interest shall be Allowed in the amount of the number of shares of Old Preferred Stock held by each applicable Holder as of the Record Date.

      (c) Voting: Class 5 is impaired and Holders of Allowed Class 5 Equity Interests are entitled to vote to accept or reject the Plan. In the event Class 5 rejects the Plan, Debtor reserves the right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code as set forth in Section IV.E. below.

6.  Class 6--Old Common Stock

      (a) Classification: Class 6 consists of all Old Common Stock. Class 6 does not include Other Securities Claims.

      (b) Treatment: On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Common Equity Interest shall receive, in full and final satisfaction of such Equity Interest, a pro rata portion of (i) 558,251 shares of New Common Stock, and (ii) New Warrants exercisable into 9,304,181 shares of New Common Stock. With respect to any employee pension benefit plan (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that contains Old Common Stock, the Debtor, at its election (after consultation with the Prepetition Noteholder Committees), may exchange with such plan(s) Cash in an amount equal to the value on the Effective Date of the New Warrants otherwise distributable to such plan(s) on account of the Old Common Stock held therein in lieu of such New Warrants.

Exhibit A -- First Amended Plan of Reorganization

      The proposed treatment of Class 6 is subject to adjustment in the event that Class 5 and/or Class 6 rejects the Plan, as set forth in Section IV.E. below.

      Each Class 6 Equity Interest shall be Allowed in the amount of the number of shares of Old Common Stock held by each applicable Holder as of the Record Date.

      (c) Voting: Class 6 is impaired and Holders of Allowed Class 6 Equity Interests are entitled to vote to accept or reject the Plan. In the event Class 6 rejects the Plan, Debtor reserves the right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code as set forth in Section IV.E. below.

7.  Class 7--Other Securities Claims

      (a)  Classification: Class 7 consists of Other Securities Claims.

      (b) Treatment: On the Effective Date, the Holders of Other Securities Claims shall neither receive any distributions nor retain any property under the Plan.

      (c) Voting: Class 7 is impaired, but because no distributions will be made to Holders of Class 7 Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 7 is not entitled to vote to accept or reject the Plan.

C.  Special Provision Governing Unimpaired Claims

   Except as otherwise provided in the Plan, including as provided in Article X, nothing under the Plan shall affect Debtor's or the Reorganized Debtor's rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

                                  ARTICLE IV.

                      ACCEPTANCE OR REJECTION OF THE PLAN

A.  Voting Classes

   Each Holder of an Allowed Claim or Allowed Interest in Classes 4, 5, or 6 shall be entitled to vote to accept or reject the Plan.

B.  Acceptance by Impaired Classes

   An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) that hold at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

C.  Presumed Acceptance of Plan

   Classes 1, 2, and 3 are unimpaired under the Plan, and, therefore, are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D.  Presumed Rejection of Plan

   Class 7 is impaired and shall receive no distributions, and, therefore, is presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

                              Exhibit A -- First Amended Plan of Reorganization

E.  Non-Consensual Confirmation

   Debtor reserves the right to seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 5 and/or Class 6. In the event that Class 5 and/or Class 6 fails to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, Debtor reserves the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (b) to modify the Plan in accordance with Section XII.E. hereof. In the event that Class 5 rejects the Plan and Class 6 accepts the Plan, (a) Classes 5 and 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Classes 5 and 6 under the Plan shall be distributed by Class 4 as follows: (1) Class 5 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan and (2) Class 6 will receive, in addition to the amounts described in Section III.B. above, the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 5 if Class 5 had approved the Plan (such amount, the "Reduction Amount"). In the event that Class 5 accepts the Plan and Class 6 rejects the Plan, (a) Class 6 shall receive no consideration under the Plan and
(b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Class 6 under the Plan shall be distributed by Class 4 as follows: (1) Class 6 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan and (2) Class 5 will receive, in addition to the amounts described in Section III.B. above, the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 6 if Class 6 had approved the Plan. In the event that both Class 5 and Class 6 reject the Plan, (a) Classes 5 and 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Classes 5 and 6 under the Plan shall be distributed by Class 4 as follows: (1) Class 5 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan, and the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 5 if Class 5 had approved the Plan shall not be issued, and (2) Class 6 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan, and the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 6 if Class 6 had approved the Plan shall not be issued.

                                  ARTICLE V.

                     MEANS FOR IMPLEMENTATION OF THE PLAN

A.  Continued Corporate Existence and Vesting of Assets in the Reorganized
Debtor

   Debtor shall, as Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of New Jersey and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the New Notes, or any agreement, instrument or indenture relating thereto, on and after the Effective Date, all property of the Estate, and any property acquired by Debtor or Reorganized Debtor under the Plan, shall vest in Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances. On and after the Effective Date, Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

B. Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options

   On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, certificates, and other documents evidencing (a) the Old Notes, (b) the Old Preferred Stock, (c) the Old Common Stock and (d) any stock options, warrants or other rights to purchase Old Common Stock shall be canceled and the obligations of Debtor thereunder or in any way related thereto shall be discharged. On the Effective Date, except

Exhibit A -- First Amended Plan of Reorganization to the extent otherwise provided herein, any indenture relating to any of the foregoing, including, without limitation, the Old Note Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of Debtor thereunder, except for the obligation to indemnify the Old Note Trustees, shall be discharged; provided that the indentures that govern the rights of the Holder of a Claim and that are administered by either of the Old Note Trustees, an agent or servicer shall continue in effect solely for the purposes of (y) allowing each Old Note Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (z) permitting each Old Note Trustee, agent or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement. Any fees or expenses due to any such Old Note Trustees shall be paid directly by Debtor and shall not be deducted from any distributions to the Holders of Claims and Equity Interests.

C.  Issuance of New Securities; Execution of Related Documents

   On or immediately after the Effective Date, Reorganized Debtor shall issue all securities, notes, instruments, certificates, and other documents of Reorganized Debtor required to be issued pursuant hereto, including, without limitation, the New Notes, the New Common Stock and the New Warrants, each of which shall be distributed as provided herein. Reorganized Debtor shall execute and deliver such other agreements, documents and instruments, including the New
Note Indenture, the Registration Rights Agreements and the Warrant Agreement as are required to be executed pursuant to the terms hereof.

D.  Corporate Governance, Directors and Officers, and Corporate Action

    1. Restated Certificate of Incorporation and By-laws

   On the Effective Date, Reorganized Debtor will file its Third Restated Certificate of Incorporation with the Secretary of State of the State of New Jersey in accordance with Sections 14A:9-1 and 14A:14-24 of the New Jersey Business Corporation Act. The Third Restated Certificate of Incorporation and the Restated By-laws will, among other things, (1) authorize 150,000,000 shares of New Common Stock, (2) authorize 20,000,000 shares of preferred stock, with voting rights and with other such designations, preferences, rights, qualifications, limitations or restrictions as determined by Reorganized Debtor's board of directors, (3) prohibit shareholder action by written consent other than unanimous written consent, (4) require shareholders to provide advance notice of any nominations or other business they intend to bring before an annual or special meeting of shareholders, and (5) permit only the board of directors or the president of Reorganized Debtor (and not the shareholders, except as otherwise permitted by New Jersey law) to call special shareholder meetings, (6) prohibit removal of directors without cause, (7) eliminate supermajority voting for mergers and certain other transactions and (8) move provisions relating to indemnification, director nominations and business brought before shareholder meetings from the by-laws to the certificate of incorporation. After the Effective Date, Reorganized Debtor may amend and restate its Third Restated Certificate of Incorporation and other constituent documents as permitted by New Jersey law.

    2. Directors and Officers of the Reorganized Debtor

   Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the principal officers of Debtor immediately prior to the Effective Date will be the officers of Reorganized Debtor. Pursuant to section 1129(a)(5), Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial board of directors of Reorganized Debtor. To the extent any such Person is an "Insider" under the Bankruptcy Code, the nature of any compensation for such Person will also be disclosed. Each such director, officer and member shall serve from and after the Effective Date pursuant to the terms of Debtor's Third Restated Certificate of Incorporation, other constituent documents or the New Jersey Business Corporation Act. Reorganized Debtor will have a seven person board of directors, initially consisting of Carl H. Lindner, Steven G. Warshaw and five directors appointed by the Creditors Committee, or if no Creditors Committee has been appointed, the Prepetition Noteholder Committees voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee.

                              Exhibit A -- First Amended Plan of Reorganization

    3. Corporate Action

   On the Effective Date, the adoption and filing of the Third Restated Certificate of Incorporation, the approval of the Restated By-laws, the appointment of directors and officers for Reorganized Debtor, the adoption of the 2002 Stock Option Plan, and all actions contemplated hereby shall be authorized and approved in all respects (subject to the provisions hereof). All matters provided for herein involving the corporate structure of Debtor or Reorganized Debtor, and any corporate action required by Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of Debtor or Reorganized Debtor. On the Effective Date, the appropriate officers of Reorganized Debtor and members of the board of directors of Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized Debtor.

E.  Sources of Cash for Plan Distribution

   All Cash necessary for Reorganized Debtor to make payments pursuant hereto shall be obtained from existing Cash balances, if any, and Cash received from CBI through existing cash management systems as advances, dividends or payment for services.

                                  ARTICLE VI.

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.  Assumption of Executory Contracts and Unexpired Leases

   Immediately prior to the Effective Date, except as otherwise provided herein, all executory contracts or unexpired leases of Reorganized Debtor will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date,
(3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, (4) that relate to the purchase or other acquisition of Equity Interests, or (5) are rejected pursuant to the terms hereof. Notwithstanding anything herein to the contrary, (a) immediately prior to the Effective Date, Debtor shall assume that certain letter agreement, dated March 21, 2001, with Houlihan pursuant to which, among other things, Debtor agreed to pay to Houlihan certain fees for advisory services rendered to the Prepetition Senior Noteholder Committee, and (b) on the Effective Date, Debtor shall make the payments set forth in such letter agreement. Notwithstanding anything herein to the contrary, Debtor shall not assume any COC Agreement unless a Waiver Condition has occurred with respect to such COC Agreement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.  Claims Based on Rejection of Executory Contracts or Unexpired Leases

   All proofs of Claims with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against Debtor or Reorganized Debtor, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided herein.

Exhibit A -- First Amended Plan of Reorganization

C.  Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

   Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.  Indemnification of Directors, Officers and Employees

   The obligations of Debtor to indemnify any Person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in Debtor's constituent documents, by a written agreement with Debtor or under New Jersey corporate law, shall be deemed and treated as executory contracts that are assumed by Reorganized Debtor pursuant hereto and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.  Compensation and Benefit Programs

   Except as otherwise expressly provided herein, all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of Debtor applicable to its employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans shall be treated as executory contracts under the Plan and on the Effective Date will be deemed assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                 ARTICLE VII.

                      PROVISIONS GOVERNING DISTRIBUTIONS

A.  Distributions for Claims and Equity Interests Allowed as of the Effective
Date

   Except as otherwise provided herein or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims and Equity Interests that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made (i) on the Effective Date, or as soon as practicable thereafter for Holders who hold their Claims or Equity Interests through DTC, Euroclear, Clearstream or any similar clearing house or for direct Holders of Old Senior Notes or Old Preferred Stock, and
(ii) in the case of all direct Holders of Subclass 4B Claims and Class 6 Equity Interests, as soon as practicable following the later of the Effective Date or the receipt by the Exchange Agent or Luxembourg Agent, as appropriate, of a properly executed Letter of Transmittal surrendering the certificates or instruments evidencing such Claims or Equity Interests.

   For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Notes, New Common Stock and New Warrants to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided that Reorganized Debtor shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

                              Exhibit A -- First Amended Plan of Reorganization

B. Distributions by the Reorganized Debtor; Distributions with Respect to Debt Securities

   Except as otherwise provided herein, Reorganized Debtor shall make all distributions required under the Plan. Notwithstanding the provisions of
Section V.B. herein regarding the cancellation of the Old Note Indentures, the Old Note Indentures shall continue in effect to the extent necessary to allow the Old Note Trustees to provide information to the Exchange Agent or Luxembourg Agent, as appropriate, to permit distributions of the New Notes and the New Common Stock to Holders of Subclass 4B Old Notes Claims and, if requested by the Reorganized Debtor, to receive New Notes and New Common Stock on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for Reorganized Debtor. The Old Note Trustees providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from Reorganized Debtor, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to Reorganized Debtor.

C.  Delivery and Distributions and Undeliverable or Unclaimed Distributions

   1.  Delivery of Distributions in General

   Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made at the address of the Holder of such Claim or Equity Interest as indicated on the records of Debtor or, if such Holder holds such Claims or Equity Interests through DTC, Euroclear or Clearstream, distributions with respect to such Claims or Equity Interests will be made to DTC, Euroclear or Clearstream (as applicable) and DTC, Euroclear or Clearstream (as applicable) will, in turn, make appropriate book entries to reflect such distributions to such Holders, except that distributions to direct Holders of Allowed Subclass 4B Claims and Allowed Class 6 Equity Interests shall be made after the Effective Date as soon as practicable following the Exchange Agent's or Luxembourg Agent's receipt, as appropriate, of a properly executed letter of transmittal surrendering the certificates or instruments evidencing such Claims or Equity Interests. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Old Senior Note Claims and Old Subordinated Note Claims shall be made in accordance with the provisions of the applicable Old Note Indenture, and distributions to Holders of Equity Interests will be made to Holders of record as of the Distribution Record Date.

2.  Undeliverable Distributions

      (a) Holding of Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim or Allowed Equity Interest is returned to Reorganized Debtor as undeliverable, no further distributions shall be made to such Holder unless and until Reorganized Debtor is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized Debtor subject to Section VII.C.(b) below until such time as a distribution becomes deliverable. Undeliverable Cash (including interest and principal on the New Notes) shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, Reorganized Debtor shall make all distributions that become deliverable.

      (b) Failure to Claim Undeliverable Distributions. In an effort to ensure that all Holders of valid Allowed Claims and Allowed Equity Interests receive their allocated distributions, sixty (60) days after the Effective Date, Debtor will file with the Bankruptcy Court a listing of unclaimed distribution holders. This list will be maintained for as long as the bankruptcy case stays open. Any Holder of an Allowed Claim or Allowed Equity Interest (irrespective of when a Claim or Equity Interest became an Allowed Claim or Allowed Equity Interest) that does not assert a Claim or Equity Interest pursuant hereto for an undeliverable distribution (regardless of when not deliverable) within one year after the Effective Date (or with respect to the Subclass 4B Supplemental Distribution only, one year after the date on which each Holder of a Subclass 4B Claim becomes entitled to a proportionate share thereof) shall have its Claim or Equity Interest for such

Exhibit A -- First Amended Plan of Reorganization undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized Debtor or its property. In such cases: (i) any Cash held for distribution on account of such Claims or Equity Interests shall be property of Reorganized Debtor, free of any restrictions thereon; and (ii) any New Notes, New Common Stock or New Warrants held for distribution on account of such Claims or Equity Interests shall be canceled and of no further force or effect. Nothing contained herein shall require Reorganized Debtor to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

   3. Compliance with Tax Requirements/Allocations. In connection with the Plan, to the extent applicable, Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to unpaid interest that accrued on such Claims with any excess allocated to the principal amount of Allowed Claims.

D.  Distribution Record Date

   As of the close of business on the Distribution Record Date, the transfer register for the Old Notes as maintained by Debtor, the Old Note Trustees, or their respective agents, and the transfer register for the Old Stock, as maintained by Debtor or its agent, shall be closed and there shall be no further changes in the record Holders of any Old Notes or Old Stock. Moreover, Reorganized Debtor shall have no obligation to recognize the transfer of any Old Notes or Old Stock occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. There is no Distribution Record Date for Holders of Old Subordinated Notes held in bearer form.

E.  Timing and Calculation of Amounts to be Distributed

   On the Effective Date or as soon as practicable thereafter and, if applicable, as soon as practicable after the Effective Date and the Exchange Agent's or Luxembourg Agent's receipt, as appropriate, of a letter of transmittal from direct Holders of Subclass 4B Claims and Class 6 Equity Interests and any document or deliveries to be made therewith, each Holder of an Allowed Claim against or Allowed Interest in Debtor shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant hereto, to Holders of Disputed Claims or Disputed Equity Interests in any Class whose Claims or Equity Interests were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.

F.  Minimum Distribution

   The New Notes will be issued in denominations of $1,000 and integral multiples thereof, and no New Note will be issued in a denomination other than $1,000 or an integral multiple thereof. The New Common Stock and New Warrants will be issued in whole number lots and for whole shares. If a registered record Holder of an Allowed Claim is entitled to the distribution of an amount of New Notes that is not an integral multiple of $1,000 or the Holder of an Allowed Claim or Allowed Interest is entitled to the distribution of a fractional share of New Common Stock or a New Warrant exercisable into a fractional share of New Common Stock, unless otherwise determined and approved by the Bankruptcy Court, the fractional distribution to which such Holder would be entitled shall be aggregated with all other such similar distributions by Debtor (or its agent), and as soon as practicable after the Effective Date, sold by Debtor (or its agent) in a commercially reasonable manner. Upon the

                              Exhibit A -- First Amended Plan of Reorganization
completion of such sale, the net proceeds thereof shall be distributed (without interest) pro rata (a) in the case of the New Notes, to the Holders of Allowed Claims, based upon the fraction of a New Note each such Holder would have been entitled to receive or deemed to hold had Debtor issued New Notes in denominations smaller than $1,000 and (b) in the case of New Common Stock and New Warrants, to the Holders of Allowed Claims and Allowed Interests, based upon the fractional share of New Common Stock or New Warrants each such Holder would have been entitled to receive or deemed to hold had Debtor issued fractional shares of New Common Stock or New Warrants exercisable into fractional shares of New Common Stock. Such distributions shall be in lieu of any other distribution. However, if Euroclear and/or Clearstream are unable or unwilling to facilitate the proposed sale of fractional shares of New Common Stock cleared through such system, the distributions to each Holder holding Claims through Clearstream or Euroclear (either directly or through a Nominee) will be rounded up or down to the nearest whole share of New Common Stock.

G.  Setoffs

   Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant hereto on account of such Claim or Equity Interest (before any distribution is made on account of such Claim or Equity Interest), the Claims, Equity Interests, rights and causes of action of any nature that Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim or Allowed Interest; provided that neither the failure to effect such a setoff nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by Debtor or Reorganized Debtor of any such Claims, Equity Interests, rights and causes of action that Debtor or Reorganized Debtor may possess against such Holder, except as specifically provided herein.

H.  Surrender of Canceled Instruments or Securities

   Except as set forth in Section VII.C. herein, as a condition precedent to receiving any distribution pursuant hereto on account of an Allowed Subclass 4B Claim relating to the Old Subordinated Notes held directly in bearer form or Allowed Class 6 Equity Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section V.B. above, the Holder of such Subclass 4B Claim or Class 6 Equity Interest shall transmit the applicable instruments, securities or other documentation evidencing such Subclass 4B Claim or Class 6 Equity Interest to the Exchange Agent or Luxembourg Agent, as appropriate. Any New Notes, New Common Stock or New Warrants to be distributed pursuant hereto on account of any such Subclass 4B Claim or Class 6 Equity Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section VII.C. hereof.

   1.  Old Subordinated Notes and Old Common Stock

   Each record Holder of an Allowed Claim relating to the Old Subordinated Notes held directly in bearer form shall tender its Old Subordinated Notes relating to such Allowed Claim (it being understood that Euroclear and Clearstream will transmit Old Subordinated Notes in bearer form cleared through each respective system on behalf of their respective customers), and each record Holder of an Allowed Equity Interest representing Old Common Stock shall transmit the certificates representing its Old Common Stock to the Exchange Agent in accordance with written instructions to be provided to such Holders by Reorganized Debtor as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Subordinated Notes or stock certificates representing Old Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Subordinated Notes or stock certificates with a letter of transmittal in accordance with such instructions. All surrendered Old Subordinated Notes and stock certificates shall be marked as canceled. If any Holder of Old Subordinated Notes in bearer form submits bearer bonds without coupons or coupons only, Debtor shall adjust the consideration exchanged therefor appropriately.

Exhibit A -- First Amended Plan of Reorganization

   2.  Failure to Surrender Canceled Instruments

   Any Holder of Allowed Claims relating to the Old Subordinated Notes held directly in bearer form or a Holder of Allowed Interests relating to Old Common Stock that fails to surrender or is deemed to have failed to surrender its Old Subordinated Notes or certificates representing its Old Common Stock required to be tendered hereunder within one year after the Effective Date shall have its claim for a distribution pursuant hereto on account of such Allowed Claim or Allowed Interests discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized Debtor or its properties. In such cases, any New Notes, New Common Stock or New Warrants held for distribution on account of such Claim or Equity Interest shall be disposed of pursuant to the provisions set forth in Section VII.C. above.

I.  Lost, Stolen, Mutilated or Destroyed Debt Securities

   In addition to any requirements under the Old Note Indentures or any related agreement or Debtor's Second Restated Certificate of Incorporation or By-laws, any Holder of a Claim evidenced by an Old Subordinated Note held in bearer form or an Equity Interest evidenced by an Old Common Stock certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Subordinated Note or stock certificate, deliver to Reorganized Debtor: (a) an affidavit of loss reasonably satisfactory to Reorganized Debtor setting forth the unavailability of the Old Subordinated Note held in bearer form or stock certificate; and (b) such additional security or indemnity as may be reasonably required by Reorganized Debtor to hold Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Subclass 4B Claim or Allowed Class 6 Equity Interest. Upon compliance with this procedure by a Holder of a Claim evidenced by an Old Note or an Equity Interest evidenced by an Old Common Stock certificate, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such bearer note or certificate.

                                 ARTICLE VIII.

               PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT
                  AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS

A.  Resolution of Disputed Claims

   1.  Prosecution of Objections to Claims

   After the Effective Date, Debtor and Reorganized Debtor shall have the exclusive authority on or before the Claims Objection Bar Date to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Equity Interests. From and after the Effective Date, Debtor and Reorganized Debtor may settle or compromise any Disputed Claim or Equity Interest without approval of the Bankruptcy Court. Debtor also reserves the right to resolve any Disputed Claims or Equity Interests outside the Bankruptcy Court under applicable governing law.

   2.  Estimation of Claims and Equity Interests

   Debtor or Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim or Equity Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether Debtor or Reorganized Debtor has previously objected to such Claim or Equity Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Equity Interest at any time during litigation concerning any objection to any Claim or Equity Interest, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy

                              Exhibit A -- First Amended Plan of Reorganization

Court. If the estimated amount constitutes a maximum limitation on such Claim, Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims or Equity Interests and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims and Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

   3.  Payments and Distributions on Disputed Claims and Equity Interests

   Notwithstanding any provision herein to the contrary, except as otherwise agreed by Reorganized Debtor in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim or Equity Interest until the resolution of such disputes by settlement or Final Order. On the date or, if such date is not a business day, on the next successive business day that is 20 calendar days after the calendar quarter in which a Disputed Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, the Holder of such Allowed Claim or Allowed Equity Interest will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) (or an Allowed Equity Interest(s) and a Disputed Equity Interest(s)) will not receive the appropriate payment or distribution on the Allowed Claim(s) (or Allowed Equity Interest(s)), except as otherwise agreed by Reorganized Debtor in its sole discretion, until the Disputed Claim(s) or Disputed Equity Interest(s) are resolved by settlement or Final Order. In the event there are Disputed Claims or Equity Interests requiring adjudication and resolution, Debtor reserves the right, or upon order of the Court, to establish appropriate reserves for potential payment of such Claims or Equity Interests.

B.  Allowance of Claims and Equity Interests

   Except as expressly provided herein or in any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Case allowing such Claim or Equity Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), Reorganized Debtor after confirmation will have and retain any and all rights and defenses Debtor had with respect to any Claim or Equity Interest as of the date Debtor filed its petition for relief under the Bankruptcy Code. All Claims of any Person or Entity that owes money to Debtor shall be disallowed unless and until such Person or Entity pays the amount it owes Debtor in full.

C.  Controversy Concerning Impairment

   If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.


                                  ARTICLE IX.

       CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.  Condition Precedent to Confirmation

   It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved in the Confirmation Order. In addition, the entry of the Confirmation Order shall be deemed an approval of the 2002 Stock Option Plan and the Management Incentive Shares.

Exhibit A -- First Amended Plan of Reorganization

B.  Conditions Precedent to Consummation

   It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Section IX.C. herein:

   1. The Confirmation Order confirming the Plan, as the Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to Debtor and the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) and shall provide that:

      (i) Debtor and Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

      (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

      (iii) Reorganized Debtor is authorized to issue the New Notes, New Common Stock, New Warrants, and Management Options and is authorized to enter into the New Note Indenture; and

      (iv) the New Notes, New Common Stock, and New Warrants issued under the Plan in exchange for Claims against and Equity Interests in Debtor are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of the New Notes, New Common Stock and New Warrants are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

   2. The following agreements, in form and substance satisfactory to Reorganized Debtor and the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) shall have been tendered for delivery and all conditions precedent thereto shall have been satisfied:

      (a) the Third Restated Certificate of Incorporation and By-laws of Reorganized Debtor;

      (b) the New Note Indenture and all similar documents provided for therein or contemplated thereby;

      (c) the Warrant Agreement, and all similar documents provided for therein or contemplated thereby;

      (d)  Registration Rights Agreements, if any; and

      (e)  the 2002 Stock Option Plan.

   3. The Third Restated Certificate of Incorporation of Reorganized Debtor shall have been filed with the Secretary of State of the State of New Jersey.

   4. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

   5. The new board of directors of Reorganized Debtor shall have been appointed.

   6. The Trustee under the New Note Indenture shall have been qualified under the Trust Indenture Act.

   7. Reorganized Debtor shall have received a waiver or amendment of CBI's financing arrangements with Foothill Capital Corporation, as agent for the lenders thereto, in order to permit distributions by CBI to Debtor for the payment of principal and interest on the New Notes and waive any other defaults that would result from implementation of the Plan, or shall have negotiated a replacement financing facility, in order to service Reorganized Debtor's indebtedness under the New Notes.

                              Exhibit A -- First Amended Plan of Reorganization

C.  Waiver of Conditions

   Except as otherwise required by the Lock Up Agreement, Debtor, in its sole discretion (but in the case of any condition that adversely affects the treatment of Holders of Class 4 Claims, subject to the approval of the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) (not to be unreasonably withheld, delayed or denied)), may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in this
Article IX at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D.  Effect of Non-occurrence of Conditions to Consummation

   If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, Debtor; (2) prejudice in any manner the rights of Debtor or (3) constitute an admission, acknowledgment, offer or undertaking by Debtor in any respect.

                                  ARTICLE X.

                  RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.  Subordination

   The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant hereto. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner.

B.  Limited Releases by Debtor

   Except as otherwise specifically provided herein, for good and valuable consideration, including the obligations and undertakings of the Noteholder Releasees set forth in the Plan, the agreement of the Prepetition Noteholder Committees to their treatment set forth in the Lock Up Agreement, and the service of the D&O Releasees to facilitate the expeditious reorganization of Debtor and the implementation of the restructuring contemplated by the Plan, the D&O Releasees and the Noteholder Releasees, on and after the Effective Date, are released by Debtor and Reorganized Debtor from any and all Claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that Debtor or its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities (a) in respect of ordinary commercial relationships between Debtor and any such Person or (b) in respect of any act or omission of such Person, Entity or Professional that is determined in a Final Order not to have been taken in good faith and in a manner believed to be in or not opposed to the best interests of Debtor, including its subsidiaries, and in the case of D&O Releasees, for Claims or liabilities (y) in respect of any loan, advance or similar payment by Debtor or its subsidiaries to any such Person or (z) in respect of any contractual obligation owed by such Person to Debtor or its subsidiaries. No portion of the limited releases by Debtor in any way impairs (other than as provided in Article X herein) any cause of action or Claim of any person or entity against Debtor or any other party not specifically released hereby.

Exhibit A -- First Amended Plan of Reorganization

C.  Limited Releases by Holders of Claims or Equity Interests

   On and after the Effective Date, each Holder of a Claim or Equity Interest
(a) who has accepted the Plan or (b) who is entitled to receive a distribution of property in connection with the Plan, shall be deemed to have unconditionally released the D&O Releasees from any and all Claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (w) the purchase or sale, or the rescission of a purchase or sale, of any security of Debtor,
(x) Debtor or Reorganized Debtor, (y) the Chapter 11 Case, or (z) the negotiation, formulation and preparation of the Plan, the Lock Up Agreement or any related agreements, instruments or other documents. No portion of the limited releases by the Holders of Claims or Equity Interests in any way impairs (other than as provided in this Article X) any cause of action or Claim of any person or entity against any party (i) not specifically released hereby or (ii) in respect of any act or omission that is determined in a Final Order not to have been taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Debtor and its subsidiaries.

D.  Exculpation

   Debtor, Reorganized Debtor, the D&O Releasees, the Noteholder Releasees and the Creditors Committee (if any) and their members and professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock Up Agreement, or any other act taken or omitted to be taken in connection with or in contemplation of any restructuring of the Old Notes, the Old Preferred Stock and/or the Old Common Stock; provided that the provisions of this Section X.D. shall have no effect on the liability of any Person, Entity or Professional that results from any such act or omission that is determined in a Final Order not to have been taken in good faith and in a manner believed to be or not opposed to the best interests of (x) Debtor, including its subsidiaries, or (y) in the case of the Prepetition Noteholder Committees, the applicable Old Notes.

E.  Preservation of Rights of Action

   Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Debtor shall retain and may exclusively enforce and settle any Claims, rights and causes of action that Debtor or the Estate may hold against any Person or Entity. Reorganized Debtor may pursue such retained Claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Debtor. On the Effective Date, Reorganized Debtor shall be deemed to waive and release any Claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by Reorganized Debtor against any Person or Entity.

F.  Discharge of Claims and Termination of Equity Interests

   Except as otherwise provided herein: (1) the rights afforded herein and the treatment of all Claims and Equity Interests herein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against Debtor or any of its assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in, Debtor shall be satisfied, discharged and released in full and
(3) all Persons and Entities shall be precluded from asserting against Reorganized Debtor, its successor or its assets or properties any other or

                              Exhibit A -- First Amended Plan of Reorganization
further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as expressly provided herein, the Plan does not impair the rights of any Holders of Class 3 Claims, including but not limited to: (i) Holders of Claims under executory and nonexecutory contracts and leases (other than any contractual rights to purchase or otherwise acquire Equity Interests); (ii) Persons or Entities entitled to contractual or common law rights of indemnity, contribution and reimbursement; (iii) claims of any party or entity relating to any environmental condition as to which Debtor is or may be liable; or (iv) any Persons or Entities involved in litigation with Debtor.

G.   Injunction

   From and after the Effective Date, all Holders of Claims or Equity Interests in Classes 4, 5, 6 and 7 will be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant hereto.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

   Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

   1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

   2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

   3. resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which Debtor is party or with respect to which Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to
Article VI herein to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

   4. ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the provisions hereof;

   5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Debtor that may be pending on the Effective Date;

   6. enter such orders as may be necessary or appropriate to implement or consummate the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

   7. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

   8. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

Exhibit A -- First Amended Plan of Reorganization

   9. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X hereof and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

   10. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

   11. determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

   12.  enter an order and/or final decree concluding the Chapter 11 Case.

                                 ARTICLE XII.

                           MISCELLANEOUS PROVISIONS

A.  Effectuating Documents, Further Transactions and Corporation Action

   Each of Debtor and Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the notes and securities issued pursuant hereto.

   Prior to, on or after the Effective Date (as appropriate), all matters provided for hereunder that would otherwise require approval of the shareholders or directors of Debtor or Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the State of New Jersey without any requirement of further action by the shareholders or directors of Debtor or Reorganized Debtor.

B.  Dissolution of Committee(s)

   Upon the entry of an order or final decree concluding the Chapter 11 Case, the Creditors Committee (if any) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case.

C.  Payment of Statutory Fees

   All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on the earlier of when due or the Effective Date, or as soon thereafter as practicable, but prior to the closing of the Chapter 11 Case, with respect to any such fees payable after the Effective Date.

D.  Modification of Plan

   Subject to the limitations contained in the Plan and the Lock Up Agreement,
(1) Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, Debtor or Reorganized Debtor, as the case may be, may (with the consent of the Creditors Committee (or if no Creditors Committee has been appointed, by the Prepetition Noteholder Committees voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) (not to be unreasonably withheld, delayed or denied)), upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

                              Exhibit A -- First Amended Plan of Reorganization

E.  Revocation of Plan

   Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Person, (ii) prejudice in any manner the rights of such Debtor or any other Person, or (iii) constitute an admission of any sort by Debtor or any other Person.

F.  Successors and Assigns

   The rights, benefits and obligations of any Person or Entity named or referred to herein shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

G.  Reservation of Rights

   Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

H.  Section 1146 Exemption

   Pursuant to section 1146(c) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

I.  Further Assurances

   Debtor, Reorganized Debtor and all Holders of Claims receiving distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

J.  Service of Documents

   Any pleading, notice or other document required by the Plan to be served on or delivered to Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

       Chiquita Brands International, Inc.
       250 East Fifth Street
       Cincinnati, Ohio 45202
       Attn:  Robert W. Olson, Senior Vice President, General Counsel and
       Secretary

       with copies to:

       Kirkland & Ellis
       200 E. Randolph Drive
       Chicago, Illinois 60601
       Attn:  Matthew N. Kleiman, Esq.

       Dinsmore & Shohl LLP
       1900 Chemed Center
       255 East Fifth Street
       Cincinnati, Ohio 45202
       Attn:  Kim Martin Lewis, Esq.

Exhibit A -- First Amended Plan of Reorganization

K.  Filing of Additional Documents

   On or before the Effective Date, Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

                                          Respectfully Submitted,

                                          CHIQUITA BRANDS INTERNATIONAL, INC.

                                          By:       /s/ ROBERT W. OLSON
                                           ------------------------------------
                                          Name: Robert W. Olson
                                          Title:  Senior Vice President,
                                            General Counsel
                                                and Secretary

                              Exhibit A -- First Amended Plan of Reorganization